Exhibit (h)(4)(ii)

Amendment No. 2

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 2 To Transfer Agency And Shareholder Services Agreement ("Amendment No. 2"), dated as of July 15, 2019 ("Effective Date"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and Sterling Capital Funds (the "Investment Company"), on its own behalf and on behalf of each series of the Investment Company listed on Schedule B to the Current Agreement (as defined below) as amended by this Amendment No. 2, in its individual and separate capacity.

Background

BNYM and the Investment Company previously entered into the Transfer Agency And Shareholder Services Agreement, dated as of June 1, 2017 and Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of October 1, 2018 ("Current Agreement"). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 2.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)          Section 13(a) is deleted and replaced in its entirety with the following:

(a) This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until July 15, 2022 (the "Initial Term").

(b)          Schedule B is deleted and replaced in its entirety with the Schedule B attached to Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of July 15, 2019, between BNYM and the Investment Company.

2.           Remainder of Current Agreement. Except as specifically modified by this Amendment No. 2, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.           Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 2.

4.           Entire Agreement. This Amendment No. 2 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.           Facsimile Signatures; Counterparts. This Amendment No. 2 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 2 or of executed signature pages to this Amendment No. 2 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 2.

6.           Matters Relating to the Investment Company as a Massachusetts Business Trust. The names “Sterling Capital Funds” and “trustees of Sterling Capital Funds” refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” or any series thereof entered into in the name or on behalf thereof by any of the officers, trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the officers, trustees, shareholders or representatives of the Investment Company personally, but bind only the assets of the Investment Company, and all persons dealing with any series of shares of the Investment Company must look solely to the assets of the Investment Company belonging to such series for the enforcement of any claims against the Investment Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 To Transfer Agency And Shareholder Services Agreement to be executed by their duly authorized officers as of the Effective Date.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Wayne D. Weaver

Name:	Wayne D. Weaver

Title:	Managing Director

Sterling Capital Funds On its own behalf and on behalf of each Fund, each in its individual and separate capacity, and not on behalf of any other Fund

By:	/s/ Todd M. Miller

Name:	Todd M. Miller

Title:	Treasurer and Secretary

SCHEDULE B

(Dated: July 15, 2019)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of June 1, 2017, between BNY Mellon Investment Servicing (US) Inc. and Sterling Capital Funds.

Portfolios

Sterling Capital Behavioral International Equity Fund

Sterling Capital Behavioral Large Cap Value Equity Fund

Sterling Capital Behavioral Small Cap Value Equity Fund

Sterling Capital Corporate Fund

Sterling Capital Diversified Income Fund

Sterling Capital Equity Income Fund

Sterling Capital Intermediate U.S. Government Fund

Sterling Capital Kentucky Intermediate Tax-Free Fund

*Sterling Capital Long/Short Equity Fund

Sterling Capital Maryland Intermediate Tax-Free Fund

Sterling Capital Mid Value Fund

Sterling Capital North Carolina Intermediate Tax-Free Fund

Sterling Capital Securitized Opportunities Fund

Sterling Capital Short Duration Bond Fund

Sterling Capital SMID Opportunities Fund

Sterling Capital South Carolina Intermediate Tax-Free Fund

Sterling Capital Special Opportunities Fund

Sterling Capital Strategic Allocation Balanced Fund

Sterling Capital Strategic Allocation Growth Fund

Sterling Capital Stratton Mid Cap Value Fund

Sterling Capital Stratton Real Estate Fund

Sterling Capital Stratton Small Cap Value Fund

Sterling Capital Total Return Bond Fund

Sterling Capital Ultra Short Bond Fund

Sterling Capital Virginia Intermediate Tax-Free Fund

Sterling Capital West Virginia Intermediate Tax-Free Fund

*	Liquidated January 26, 2018. Will not appear on future versions of Schedule B.